ALEXION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                        EXHIBIT 11. - Earnings Per Share
                                   (UNAUDITED)


                                                            Three months ended
                                                                 October 31,
                                                      --------------------------

                                                           1997            1996
                                                      ---------------  ---------

Primary:
Average shares outstanding                               8,952,434    7,328,407
Net effect of dilutive stock options
    and warrants based on the treasury
    stock method using average market price                908,788            0
                                                       -----------  -----------
        TOTALS                                           9,861,222    7,328,407
                                                       -----------  -----------


  Net income (loss) applicable to common stockholders  $ 1,322,641  ($1,577,610)
                                                       -----------  -----------

  Net income (loss) per share                          $      0.13  ($     0.22)
                                                       -----------  -----------



     The series B convertible preferred stock has been excluded from the computation of earnings per share as it does not qualify as a common stock equivalent and its effects are anti-dilutive.
     There is no difference between primary and fully diluted earnings per share for the periods presented.